Issuer Free Writing Prospectus Filed Pursuant to Rule 433 Registration No. 333-201731 January 28, 2015 Opexa Therapeutics, Inc. NASDAQ: OPXA January 2015 The Woodlands, TX Precision Immunotherapy ®

Free Writing Prospectus Statement
•
This presentation highlights basic information about us and the offering. Being a summary document, this slide deck does not contain all the information that you should consider before investing.
•
We have filed a registration statement (including a preliminary prospectus) with the SEC for the offering to which this presentation relates. The registration statement has not yet become effective. Before you invest, you should read the preliminary prospectus in the registration statement (including the risk factors described therein) and other documents, including the Company's Form 10-Ks and Form 10-Qs, that we have filed with the SEC for more complete information about us and the offering. You may get these documents for free by visiting the “Search EDGAR” section on the SEC web site at
http://www.sec.gov.
The preliminary prospectus, dated January 28, 2015, is available on the SEC website. Alternatively, we or the dealer-managers for this offering, Maxim Group LLC and National Securities Corporation, will arrange to send you a preliminary prospectus if you contact Maxim Group LLC, Prospectus Department,
405 Lexington Ave., New York, NY, 10174; Telephone: (212)-895-3745; Email: syndicate@maximgrp.com.

Forward-Looking Statements
All statements in this presentation other than those of historical fact, including statements regarding our preclinical and clinical development plans for Tcelna® and OPX-212, our research and other development programs, our ability to undertake certain activities and accomplish certain goals, projected timelines for our research and development activities and possible regulatory approvals, if any, our expectations regarding the relative benefits of our product candidates versus competitive therapies, our expectations regarding the possibility of licensing or collaborating with third parties regarding our product candidates or research, and our expectations regarding the therapeutic and commercial potential of our product candidates, research, technologies and intellectual property, are forward-looking statements. The words “believe,” “may,” “will,” “estimate,”
“continue,” “anticipate,” “design,” “intend,” “expect,” “potential” and similar expressions, as well as the negative version of these words and similar expressions, are intended to identify forward-looking statements. Our forward-looking statements do not constitute guarantees of future performance, and are subject to a number of risks and uncertainties that could cause actual results to differ materially and adversely from those anticipated or implied in such statements. Our forward-looking statements are based upon our current expectations and involve assumptions that may never materialize or may prove to be incorrect.
Actual results and the timing of events could differ materially from those anticipated as a result of various risks and uncertainties which include, without limitation, risks associated with the process of discovering, developing and commercializing drugs that are safe and effective for use as human therapeutics and risks inherent in the effort to build a business around such drugs.
Although we believe our expectations are reasonable, we do not in any way guarantee future results, level of activity, performance or achievements. In addition, neither we nor any other person assumes responsibility for the accuracy and completeness of any forward-looking statements. Our forward-looking statements in this presentation speak only as of the date this presentation is actually delivered by us in person. We assume no obligation or undertaking to update or revise any statements to reflect any changes in our expectations or any change in events, conditions or circumstances on which any such statement is based. You should, however, review additional disclosures we make that further describe risks and uncertainties relevant to us in additional detail in our filings with the Securities and Exchange Commission, including our registration statement on Form S-1 initially filed on January 28, 2015, as well as in our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports
on Form 8-K. You may get these documents for free by visiting EDGAR on the SEC web site at
http://www.sec.gov.

Opexa Investment Highlights
PIPELINE
•
Tcelna
®
: Phase 2b for secondary progressive multiple sclerosis (SPMS), limited competition, $7BN overall market potential, encouraging prior trials (Phase IIb RRMS,
Phase I/II SPMS)
•
OPX-212: Pre-IND for neuromyelitis optica (NMO), no approved therapies, orphan indication
TECHNOLOGY
VALIDATION
•
Precision immunotherapy for T-cell-mediated autoimmune diseases
•
Proprietary Platform: potential to yield multiple candidates personalized to each patient
•
Company owned and scalable cGMP manufacturing facility
•
Strong patent estate (98 domestic and international)
•
Option agreement secured with Merck Serono for Tcelna – strong potential partner
•
FDA Fast Track designation for Tcelna in SPMS
•
Esteemed Scientific Advisory Board

Offering Summary
Issuer
Exchange/Ticker
Structure
Offering size
Subscription Price
Warrant structure
Oversubscription privilege
Use of proceeds
Co-managers
Opexa Therapeutics, Inc.
NASDAQ / OPXA
Rights Offering
Up to 28,776,419 Units
Each Unit composed of one share of common stock and one warrant
TBD
Range expected $0.65-$0.75
Exercise price: $0.50 per share from issuance through June 30, 2016; $1.50 per share from
July 1, 2016 through 3-year expiration
Redeemable for $0.01 per share upon certain conditions
Exercisable for cash unless no effective registration statement
Allocated pro rata up to available Units not purchased by other holders, subject to limitations
Funding of ongoing Phase IIb Abili-T study in SPMS patients
Funding of preclinical and/or clinical development for OPX-212 in NMO
For general corporate purposes and operational purposes
Maxim Group
National Securities Corp.

Opexa Investment Thesis
Why a Rights Offering?
• A successful rights offering would give Opexa sufficient capital to fund operations through 2016.
–
Complete the ongoing Phase 2b clinical trial in SPMS and release data
–
Potentially initiate a Phase 1/2 trial with OPX-212 in neuromyelitis optica (NMO)
Background
• Opexa has previously raised over $90 million, with most being invested in its T-cell immunotherapy platform.
• Opexa has conducted two Phase 1 trials and is currently conducting its second Phase 2 trial having treated both RRMS and SPMS patients with Tcelna. Over 400 individuals in total have been enrolled in Opexa’s clinical trials for Tcelna, including the ongoing Phase 2b SPMS trial.
• Current Phase 2b trial is designed to show whether Tcelna could improve clinical outcomes - data expected in 2H 2016.
–
Enrollment of 190 patients in a randomized, placebo-controlled trial completed
–
The Company may apply for accelerated approval and breakthrough designation with the FDA following the completion of the current Phase 2b trial in the event of positive results (primary endpoint-whole brain atrophy; secondary-progression)
• Fast Track Designation obtained from the U.S. FDA for Tcelna in SPMS.
• In addition, the Company has further leveraged its platform to move into neuromyelitis optica (NMO), an orphan (rare)
disease with no FDA-approved treatments. This program is in the pre-IND stage.
• Immunotherapy approaches have been validated and are increasingly being applied in oncology.
• Opexa has been refining its approach for over a decade focusing on autoimmune diseases, specifically, Tcelna for MS.
• Based, in part, on data generated in prior MS trials, Merck Serono, a leading pharma company in MS, entered into an option and license agreement with Opexa to potentially license Tcelna for MS, worldwide, excluding Japan. Should
Merck Serono exercise its option, they would fund any future Phase III studies and commercial activities with potential milestone payments and royalties coming to Opexa upon success of the program.

HOW DOES TCELNA WORK? 7

OPEXA THERAPEUTICS

MRTC
Neuron
MRTC
Antigen Presenting Cell
Blood brain barrier
Myelin sheath
Oligondendroglial cell

The Root Cause of Multiple Sclerosis
Adapted by permission from Macmillan Publishers Ltd:  NATURE REVIEWS
IMMUNOLOGY 3, 483-492 (June 2003), copyright (2003)
Cytokines
Damage
Damage
•
MS is an inflammatory disease in which the
insulating cover of the nerve fibers (the
myelin sheath) in the brain are damaged by
the body’s own immune system. There is no
cure for MS.
•
In MS patients, the faulty immune system is
unable to prevent the attack of myelin
reactive T-cells (MRTC)
•
MRTC cross the blood brain barrier, enter
the brain leading to a two pronged attack
through:
1. Destruction of myelin sheath, the protective
coating of nerve fibers
2. Destruction of oligodendroglial cells, which
are responsible for producing myelin
Myelin peptide
Activated T- cells degrade Myelin and
Damage Myelin Producing  Cells

MRTC
Treg
Neuron
MRTC
Treg
Antigen Presenting Cell
Blood brain barrier
Myelin sheath
Oligondendroglial cell

Tcelna Could Address the Root Cause of Multiple Sclerosis by
Preventing Demyelination and Enabling Remyelination
Adapted by permission from Macmillan Publishers Ltd:  NATURE REVIEWS
IMMUNOLOGY 3, 483-492 (June 2003), copyright (2003)
Opexa’s Strategy
Tcelna programs the immune system to
specifically recognize only the damaging T-
cells (MRTC), thereby inhibiting further
destruction of the myelin sheath and
potentially enabling remyelination
•
Immune cells, including Tregs, have been
primed, or sensitized to specifically target
the pathogenic MRTC for elimination or
regulation
•
Elimination of harmful MRTC may lead to:
o
Stabilization of disease by preventing
further destruction of myelin
o
Improvement in condition by allowing
Oligondendroglial cells to remyelinate
axons (neuroprotection)

RESULTS AND EXPLANATION OF RRMS & RESULTS AND EXPLANATION OF RRMS & SPMS CLINICAL TRIALS SPMS CLINICAL TRIALS 10

Business Strategy and Rationale for Pursuing
Secondary Progressive MS (SPMS)
•
Opexa completed a Phase 2b clinical study in RRMS patients
–
Although the primary MRI endpoint was not met, the clinical signal was encouraging
–
In a subset of more active RRMS subjects, patients treated with Tcelna saw a statistically significant improvement in disability, and the therapy was safe and well tolerated
–
Opexa completed formal End of Phase 2 meetings with the FDA and obtained support to move into Phase 3 studies in RRMS
•
In separate Phase I/II trials in SPMS patients, 35 subjects treated with
Tcelna showed encouraging results
– 80% of patients showed no disease progression following two years of treatment
– Substantial reduction in relapse rate following two years of treatment
•
One relapse observed in 21 years of cumulative patient follow up
–
No worsening in physical or psychological condition following two years of treatment
– Well tolerated, no Serious Adverse Events
•
Strong interest from Key Opinion Leaders, clinical investigators, patients and potential partners to advance in SPMS
•
Substantial unmet medical need in SPMS
– Only one product currently approved for SPMS indication with limited use due to cardio toxicity
•
Novel, personalized T-cell approach differentiates Opexa from competition

Phase 2b RRMS prior clinical trial
Tcelna showed 37% improvement over placebo (mITT)
(secondary endpoint measurement, primary MRI endpoint measure not met)
n=94
n=48
37%
Total mITT population
n=142
0.214
0.339
0
0.05
0.1
0.15
0.2
0.25
0.3
0.35
0.4
37% Reduction in Annualized Relapse Rate (ARR)
Tcelna
Placebo

Phase 2b RRMS Prior Clinical Trial
Reversal of Disability in Prospective Analysis in More Active Patients
Sub-population of patients (n=50) with more progressed/active disease profile (baseline ARR >1)
Statistically Significant
Improvement in Disability (p=0.045)
55% Reduction in ARR
Change in Disability (EDSS)
at Week 52
Annualized Relapse Rate (ARR) at week 52
2.4
2.23
2.2
2.39
2.10
2.15
2.20
2.25
2.30
2.35
2.40
2.45
Baseline                             Week 52
Tcelna Placebo
(p=0.045)
0.28
0.63
0
0.1
0.2
0.3
0.4
0.5
0.6
0.7
Tcelna
Placebo
55%

OPEXA THERAPEUTICS

Percent of Patients Showing Disease Stabilization

Phase I/II SPMS Prior Clinical Trials
Tcelna Stabilizes Disease in SPMS at 2 Years
80% of patients showed no further disease progression by EDSS at 2 years
Historical Disease
Progression
Tcelna Open Label
(n=35)
*A small percentage of patients in pooled analysis showed an improvement (i.e. decrease in progression)
**Historical control: ESIMS Study,
published Hommes Lancet 2004
80%
20%
40%
0%
20%
40%
60%
80%
100%
Stabilization vs. Historical Progression
Stable
Progressed

Tcelna in Secondary Progressive MS
•
Secondary Progressive MS market
potential in North America could
exceed $7 billion (for all therapies)
•
Roughly 150,000 SPMS patients in
North America
•
Only one drug approved for SPMS in
U.S. (none in EU or Asia)
- Drug not suitable for chronic use
due to severe side effects
Tcelna being developed to be a
potential therapy of choice in SPMS
SPMS
450,000 Individuals in North America diagnosed with MS;
30-45 % potentially have an SPMS diagnosis
Market Size:
$7 Billion (est.)
Relapsing Remitting MS;
Clinically Isolated Syndrome;
Primary Progressive MS

Tcelna
Lead Program Targeting Secondary Progressive MS patients
Fast Track Designation by FDA
•
Phase 2b trial is fully enrolled: 190 patients with SPMS
•
Top line data expected in 2H 2016
•
Design
–
Double-blind, 1:1 randomized, placebo-controlled
–
35 clinical sites in USA and Canada
–
Two annual courses of personalized therapy
–
Efficacy Endpoints: Primary-Whole Brain Atrophy, Secondary-Disease
Progression
•
Immune Monitoring being conducted in parallel
–
Comprehensive biomarker analysis

Merck Serono Agreement
Agreement signed 2013; strong potential partner
Option and License Agreement for worldwide rights to all Multiple
Sclerosis indications, excluding Japan
•
If Merck Serono exercises option:
–
Merck Serono to fund any Phase 3, pre-commercial and commercial activities
–
Merck Serono obtains rights to develop Tcelna for all MS indications
–
Worldwide rights excluding Japan
•
Opexa received $5 million upfront option fee at signing
•
Opexa has potential to receive additional $220 million in option exercise and milestone payments
•
Opexa has potential to receive royalties ranging from 8% to 15% of annual net sales, with step-ups occurring if net sales exceed $500 million, $1 B & $2 B
•
Opexa maintains key rights
–
Development and commercialization rights to Tcelna in Japan
–
Certain manufacturing rights
–
Co-development funding option in exchange for increased royalties
–
Rights to all other disease indications

OPX-212: NEUROMYELITIS OPTICA (NMO) 18

NMO: A Rare Disease with High Unmet Need and
Significant Market Potential
•
Neuromyelitis optica (NMO) is a rare or orphan autoimmune
disease, affecting the optic nerves and the spinal cord
•
There are no FDA-approved therapies for NMO
•
Any therapy that could achieve tolerization of the AQP-4
reactive T-cells may offer a cure for NMO
•
Opexa retains world wide rights to OPX-212.  Product has
potential to generate $300-$500 million in peak sales, subject to successful clinical development
•
IND filing expected in Mid 2015
•
Open label Phase I/II clinical trials expected to start in 2H
2015 (subject to IND acceptance and financing)
An orphan disease with no FDA-approved therapy
Image reprinted with permission from MultiView, Inc.

20
Recent and Upcoming Expected Milestones
2016
2017 2014 2015
1H
2017:
Top line results
expected from Phase I/II trial
with OPX-212 in NMO (subject
to IND acceptance and financing)
Mid-2015: File
IND/CTA with US FDA
and/or Canadian health
authorities
2016/17:
Apply for orphan
and fast track designation for
OPX-212 in NMO
1H 2014: Complete
enrollment in Phase
IIb SPMS study
2H 2014: Initiate
second disease
indication: NMO
2H 2015: Initiate Phase I/II
clinical study with OPX-212 in
NMO (subject to IND
acceptance and financing)
2H
2016:
Results from
Immune Monitoring
(biomarker) program
expected
2H
2016:
Top Line
results expected in
Phase IIb SPMS trial

Experienced Management Team and Board of Directors
Neil Warma, President & CEO, Director
› 19+ years international healthcare experience with large Pharma and emerging biotechnology companies
› Former Senior Management, Novartis Pharmaceuticals, Basel, Switzerland
› Former CEO, Viron Therapeutics, Inc.
› Co-founder and President of MedExact Inc., a company subsequently acquired
Karthik Radhakrishnan, Chief Financial Officer
› 10+ years of health care capital markets experience
› Formerly, Vice President at ING Investment Management
› MBA, MS in Engineering, CFA charter holder
Don Healey, Ph.D., Chief Scientific Officer
› 25+ years of experience in cellular immunology and immune regulation
› Former Director of Immunology, Argos Therapeutics
Donna Rill, Chief Development Officer
› 30 years in cell and gene therapy research and clinical application
› Designed and validated cGMP Cell & Gene Therapy Laboratories, Vector
Production facilities, and Translational Research Labs
Kenny Frazier, VP of Clinical Dev. and Regulatory
Affairs
› 25+ years of extensive clinical and regulatory experience
› Formerly, Head of Clinical Operations, Lexicon Pharmaceuticals and Tanox,
Inc.
Board of Directors
Timothy Barabe
Board member of Arqule, Inc.; Former
CFO of Affymetrix, Human Genome
Sciences, Inc., Regent Medical UK and
Sandoz  GmbH
Dr. Hans-Peter Hartung
Chair of Neurology at Heinrich-Heine
University, Germany; Executive Board
member of ECTRIMS
Gail J. Maderis
CEO, BayBio, Former CEO of Five
Prime Therapeutics, Founder of
Genzyme Molecular Oncology
Michael S. Richman
CEO, Amplimmune
Scott B. Seaman
Executive Director,
Alkek Foundation
Neil K. Warma
President & CEO, Opexa

SPMS Scientific Advisory Board
Dawn McGuire, M.D., FAAN (Chair)
•
Advisory Council of the Gill Heart Institute
•
Former Vice President of Clinical Research at Elan Pharmaceuticals
Hans-Peter Hartung, M.D
•
Chair of Neurology at Heinrich-Heine University, Düsseldorf
•
Executive Board member of ECTRIMS, World Health Organization Advisory Board on MS
Mark S. Freedman, M.D.
•
Director of the Multiple Sclerosis Research Unit at Ottawa Hospital
•
Multiple Sclerosis Society of Canada, National MS Society (USA)
•
ACTRIMS committee member
Clyde Markowitz, M.D.
•
Director of MS Center at the University of Pennsylvania
Doug Arnold, M.D.
•
James McGill Professor Neurology and Neurosurgery at the Montreal Neurological Institute
Edward Fox, M.D., Ph.D.
•
Director of Multiple Sclerosis Clinic of Central Texas
•
Advisory Committee, Lone Star Chapter of the National Multiple Sclerosis Society

APPENDIX APPENDIX 23

IMMPATH : PROPRIETARY DRUG DEVELOPMENT PLATFORM 24 ®

Personalized T-cell vaccines
Consisting of Attenuated Antigen Specific T-cell Clones
•
Opexa identifies the exact T-cell
responsible for T-cell-mediated
autoimmune damage, expands the T-cells
in cGMP facility
•
Therapeutic dose of attenuated T-cell
clones is injected subcutaneously
•
Immune system recognizes the large
volume of cells (30-45 million) under the
skin as potential foreign pathogens
•
Attenuated T-cells believed to trigger an
immune response specifically targeting
circulating pathogenic reactive T-cells
Tcelna: lead product candidate in Phase 2b
trial for secondary-progressive multiple
sclerosis
Tcelna
®
Personalized T-cell Vaccine

OPEXA THERAPEUTICS

MHC class II
Antigen
TCR
APC
T
MRTC
MRTC
MRTC
MRTC

Business Differentiator: Manufacturing Process
Designed for commercialization, Owned and managed by Opexa
Cryopreservation
Formulation/
Irradiation of each
dose as required
Administration: 5
subcutaneous
injections/year
Manufacturing and QC Dispensation
35 days
Epitope Profiling
1 day 14 days
- Red Cross
- Blood Group Alliance
Epitope Profiling
Expansion of antigen specific T-cells
Annual course of treatment is 5 doses manufactured from a single procurement

Comprehensive Process to Determine Optimal Additional
Indications Beyond Secondary-Progressive MS
Evaluation Criteria
Short List of
Diseases
Potential Disease
Targets off Platform
First Disease Target
NMO
•
Unmet medical need
•
Competitive landscape
•
Disease incidence
•
Single antigen immunity
•
Multiple antigen immunity
•
Likely duration of Phase 1/2 clinical trial
•
Likely cost of Phase 1/2 clinical trial
•
Clinical endpoint
•
Efficacy biomarker known
•
Animal model available
Addison’s disease
Autoimmune hemolytic anemia
Celiac  Disease
Goodpasture’s syndrome
Grave’s Disease
Hashimoto’s thyroiditis
Idiotypic thrombocytopenic purpura
Myasthenia Gravis
Neuromyelitis Optica (NMO)
Pemphigus vulgaris/foliaceus
Primary Biliary Cirrhosis
Rheumatic heart disease
Systemic lupus erythematosus
Sjögren’s syndrome
Type 1 Diabetes